EXHIBIT 10.31

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

Name: «Name»	SSN: «Social»

Grant Date: «OPTION_DATE»	Per Share Exercise Price: $

Number of SSARs: «SHARES»	Vesting: [Vests in full on the earlier of: (i) the date that is one (1) day prior to the date of the annual meeting of the Company’s shareholders next following the Grant Date (approximately one (1) year from the Grant Date), or (ii) the one (1) year anniversary of the Grant Date.]

1.	Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Stock-Settled Stock Appreciation Rights (“SSARs”) indicated above. Each SSAR entitles you to purchase one share of Common Stock of the Company, at the per share exercise price set forth above (the number and exercise price of the SSARs may be adjusted in accordance with Section 3(c) of the Plan), subject to the terms and conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award Agreement. Prior to the distribution of any shares hereunder, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.	Vesting and Exercise of SSAR. This SSAR shall become vested and exercisable on the earlier of: (i) the date that is one (1) day prior to the date of the annual meeting of the Company’s shareholders next following the Grant Date (approximately one (1) year from the Grant Date), or (ii) the one (1) year anniversary of the Grant Date, subject to your continued continuous service as a Non-employee Director or employee of the Company or a Subsidiary (“Service”) on such vesting date. If your Service with the Company or a Subsidiary terminates, the SSAR may be exercised only as described in paragraph 3 below. Except as provided by paragraph 5 below, while you are alive, the SSAR may be exercised only by you or your legal representative.

To exercise all or part of the SSAR you must deliver a “Notice of Exercise,” in such form as the Company authorizes. You shall not have any rights as a stockholder with respect to the shares of Common Stock subject to the SSAR until you have exercised the SSAR for such shares.

Upon exercise, the number of shares of Stock issued will be net of (i) shares with a Fair Market Value equal to the aggregate exercise price of the exercised shares, and (ii) shares withheld by the Company to satisfy the minimum statutorily required tax withholding obligations, if any. The remaining shares of Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

3.	Term of SSAR, Termination and Certain Transactions

The term of this SSAR commences on [DATE] and ends on [DATE] (the “Expiration Date”). In no event may this SSAR be exercised later than the “Expiration Date”. Notwithstanding the foregoing, in no event shall the Expiration Date be a date that is more than (10) years from the date of grant. If you cease to provide Service as a Non-employee Director or employee, all then unvested SSARs awarded hereby shall immediately terminate without notice to you and shall be forfeited. In such event, you shall have until the Expiration Date to exercise any vested SSARs, after which date the SSARs shall immediately terminate without notice to you and shall be forfeited. Notwithstanding the foregoing, if your Service with the Company or its Subsidiaries ceases by reason of your death or permanent disability, then 100% of the then unvested SSARs shall vest as of the first business day of the month following the date of termination of your service.

4.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder a number of shares necessary to satisfy the minimum statutorily required tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

5.	Nontransferable. Except as provided herein, this SSAR may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during your lifetime only by you. This SSAR may be transferred during your lifetime to one or more members of your “immediate family” (as such term is defined pursuant to Rule 701 of the Securities Exchange Act of 1933, as amended, and the regulations thereunder) or to trusts for the benefit of such family members, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and this Agreement. Subject to all of the other terms and conditions of this Agreement, following your death, this SSAR may, to the extent it remained unexercised (but vested and exercisable by you in accordance with its terms) on the date of death, be exercised by your beneficiary or other person entitled to exercise this SSAR in the event of your death under the Plan.

6.	Other Restrictions. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

7.	Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern. The Plan and this Award represent the entire agreement of you and the Company with respect to this Award and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to this Award and may not be modified except by means of a written agreement between the Company and you. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

8.	No Employment Agreement. Neither the award to you of the SSAR nor the delivery to you of this Award Agreement or any other document relating to the SSARs will confer on you the right to continued employment or Service with the Company or any Subsidiary.

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